Pike Reports Strong Earnings Growth in Fiscal Second Quarter 2012

MOUNT AIRY, N.C., Feb. 7, 2012 /PRNewswire/ -- Pike Electric Corporation (NYSE: PIKE), one of the nation's leading energy solutions providers, today reported fiscal second quarter 2012 results for the period ended December 31, 2011. Revenue totaled $172.0 million, an increase of 16% compared to $148.6 million in the year-ago period. Net income totaled $4.9 million, or $0.14 per diluted share versus net income of $1.0 million, or $0.03 per diluted share for the same period last year.

Core services revenue totaled $150.1 million and storm restoration revenue totaled $21.9 million in the fiscal second quarter 2012. In the year-ago period, core services revenue totaled $145.9 million and storm restoration revenue totaled $2.7 million.

"I am very pleased with this quarter's earnings growth, which reflects our increased revenue and stronger gross margin performance. In addition, we strengthened our financial position by retiring $17.5 million in debt this quarter," said J. Eric Pike, Chairman and CEO of Pike. "We continue to execute well and our business is benefiting from our service line diversification and the steadily improving industry trends."

Gross profit increased to $25.4 million in the fiscal second quarter 2012, as compared to $16.6 million in the year-ago period. As a percent of revenue, gross margin totaled 14.8% this quarter, an increase of 360 basis points compared to 11.2% in the year-ago period. The gross profit increase resulted from sustained volume growth in the Company's distribution business and a higher level of storm restoration activity as compared to the same quarter last year.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern today. The call can be accessed by dialing (888) 437-9445, or (719) 325-2356 for international callers. The confirmation code for the live call is 6597485. Interested parties may also listen to a simultaneous webcast via the "Investor Center" on the Company's website at www.pike.com.

A replay will be made available shortly after the live call is completed and can be accessed by dialing (858) 384-5517. The confirmation code for the replay is 6597485. The replay will remain available until midnight Eastern on February 14. An on-demand replay of the conference call will remain available online for a limited time following the conclusion of the call.

About Pike Electric Corporation

Pike Electric Corporation is a leading provider of energy solutions to over 200 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. For more information, visit us online at www.pike.com.

Forward-Looking Statements

This press release and other statements we make from time to time in the future may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to our plans, objectives and future estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of our Annual Reports on Form 10-K and in its other periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2011	2010	2011	2010
Total revenues	$ 172,031	$ 148,563	$ 343,822	$ 277,321
Cost of operations	146,616	131,925	294,554	248,961

Gross profit	25,415	16,638	49,268	28,360
General and administrative expenses	15,859	12,748	31,876	26,304
(Gain) loss on sale property and equipment	(40)	382	118	549

Income from operations	9,596	3,508	17,274	1,507
Other expense (income):
Interest expense	1,345	1,813	4,838	3,473
Other, net	(9)	(5)	(13)	(14)
Total other expense	1,336	1,808	4,825	3,459

Income (loss) before income taxes	8,260	1,700	12,449	(1,952)
Income tax expense (benefit)	3,369	679	4,954	(682)

Net income (loss)	$ 4,891	$ 1,021	$ 7,495	$ (1,270)

Net earnings (loss) per share:
Basic	$ 0.14	$ 0.03	$ 0.22	$ (0.04)
Diluted	$ 0.14	$ 0.03	$ 0.21	$ (0.04)

Shares used in computing earnings (loss) per share:
Basic	34,663	33,386	34,421	33,329
Diluted	35,132	33,902	34,976	33,329

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	Dec. 31,	June 30,
	2011	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 695	$ 311
Accounts receivable from customers, net	86,236	80,902
Costs and estimated earnings in excess of billings
on uncompleted contracts	58,994	49,266
Inventories	10,678	8,338
Prepaid expenses and other	7,475	16,044
Deferred income taxes	9,557	7,969
Total current assets	173,635	162,830
Property and equipment, net	175,632	177,682
Goodwill	122,932	110,893
Other intangibles, net	46,025	38,353
Deferred loan costs, net	1,575	2,005
Other assets	1,414	1,846
Total assets	$ 521,213	$ 493,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 23,604	$ 20,079
Accrued compensation	21,171	25,474
Billings in excess of costs and estimated earnings
on uncompleted contracts	7,411	12,224
Accrued expenses and other	8,018	8,185
Current portion of deferred compensation	1,618	-
Current portion of insurance claim accruals	13,079	12,526
Total current liabilities	74,901	78,488
Revolving credit facility	115,020	-
Long-term debt	-	99,000
Insurance and claim accruals, net of current portion	6,834	6,621
Deferred compensation, net of current portion	5,252	6,140
Deferred income taxes	44,155	46,179

Other liabilities	2,820	2,792
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 shares
authorized; 34,752 and 33,666 shares issued and outstanding
at December 31, 2011 and June 30, 2011, respectively	6,428	6,427
Additional paid-in capital	171,830	161,586
Accumulated other comprehensive loss, net of taxes	(76)	(178)
Retained earnings	94,049	86,554
Total stockholders’ equity	272,231	254,389
Total liabilities and stockholders’ equity	$ 521,213	$ 493,609

PIKE ELECTRIC CORPORATION
SUPPLEMENTAL REVENUE INFORMATION
(Unaudited)
(In thousands)

	Three months ended December 31,		Six months ended December 31,
	2011	2010	2011	2010
Distribution and other	$ 103,625	$ 88,884	$ 200,605	$ 174,447
Transmission	17,841	25,481	32,308	43,335
Engineering and substation	28,674	31,470	54,225	51,830

Core revenues	$ 150,140	$ 145,835	$ 287,138	$ 269,612
Storm restoration revenues	21,891	2,728	56,684	7,709

Total revenues	$ 172,031	$ 148,563	$ 343,822	$ 277,321

CONTACT: Investor Relations Contact, +1-336-719-4622, IR@pike.com